REPORT TO THE SHAREHOLDERS

Nine-Month Period Ended
September 30, 2003

For more information

Richmont Mines Inc.
1 Place-Ville-Marie
Suite 2130
Montreal, Quebec	Tel:	(514) 397-1410
Canada H3B 2C6	Fax:	(514) 397-8620

info@richmont-mines.com

Ticker Symbol: RIC Inscription: Toronto, AMEX

www.richmont-mines.com

MANAGEMENT'S DISCUSSION AND ANALYSIS

MONTREAL, October 23, 2003 - Richmont Mines announces net earnings of $1,191,709, or $0.07 per share, for the third quarter ended September 30, 2003, compared with net earnings of $4,286,089, or $0.28 per share, for the third quarter of 2002. Cash flow from operations before the net change in non-cash working capital was $2,543,721, or $0.16 per share, compared with $6,541,493, or $0.42 per share, for the same period last year. Gold sales during the third quarter totalled 21,520 ounces at an average selling price of US$367 per ounce for revenues of $11,877,970. Gold sales for the third quarter of 2002 were 34,409 ounces at an average selling price of US$311 per ounce for revenues of $17,322,004. The average cash production cost was US$231 compared with US$141 per ounce for the corresponding period of 2002, primarily due to the increase in the value of the Canadian dollar and the lower grades of ore produced at the Hammerdown and Beaufor mines.

For the nine-month period ended September 30, 2003, net earnings were $3,075,726, or $0.19 per share, compared with $7,669,683, or $0.50 per share, in 2002. Cash flow from operations before the net change in non-cash working capital for the first nine months of 2003 was $6,929,890, or $0.44 per share, compared with $12,782,789, or $0.84 per share, in 2002. The results for 2003 reflect the higher value of the Canadian dollar, the lower ore grades obtained and the $2-million increase in exploration costs. Gold sales for this nine-month period totalled 68,506 ounces at an average selling price of US$354 per ounce compared with 76,533 ounces at a price of US$308 last year.

During the third quarter of 2003, the Beaufor Mine in Quebec produced 65,169 tons of ore grading 0.20 ounces of gold per ton, for a total of 12,827 ounces. Gold sales for the quarter totalled 12,804 ounces produced at a cash cost of US$225 per ounce. Since the beginning of 2003, the Beaufor Mine has met its production targets, obtaining grades similar to those of the reserves. For this period, gold sales totalled 40,010 ounces of gold at an average cash cost of US$231 per ounce.

The Hammerdown Mine in Newfoundland provided 27,976 tons of ore grading 0.39 ounces of gold per ton for processing during the quarter, producing 10,718 ounces of gold. Gold sales for the quarter totalled 8,716 ounces produced at a cash cost of US$240 per ounce. For the nine-month period just ended, sales totalled 28,496 ounces of gold produced at a cash cost of US$224 per ounce. Averaging 0.40 ounces per ton since the beginning of the year, grades at the mine have been 10% lower than anticipated. Richmont Mines has thus lowered its total production forecast for 2003 to 95,000 ounces.

Exploration

Richmont Mines announces that exploration drilling on the Camflo Northwest property will begin in November. The Company has the option of acquiring an 80% interest in this property from SOQUEM INC.1 The proposed drilling will verify both the extension at depth of a number of gold zones in the Black Cliff deposit characterized by intense silicification and the geological elements conducive to the presence of mineralization similar to that of the former Camflo Mine, which produced 1.7 million ounces of gold between 1965 and 1992.

Since the last update on exploration work at the Wasamac property (see the news release dated August 25, 2003), another hole (WS-03-16) has been drilled intersecting the mineralized zone approximately 185 vertical feet beneath the intersection of drill hole WS-03-15, which yielded a value of 0.25 ounces of gold per ton over a true thickness of 8.9 feet. Drill hole WS-03-16 yielded a value of 0.13 ounces of gold per ton over a true thickness of 8.4 feet. The geological team is currently analyzing its findings and compiling the results of work previously conducted in Zones 1 and 2 of the former Wasamac Mine so as to prepare the 2004 drilling campaign. The team is also preparing a preliminary resources estimate, which should be available by the end of the year. A budget of $500,000 will be allocated for the 2004 exploration campaign on the Wasamac property.

Outlook

Richmont Mines is actively developing its mining assets while continuing to seek new projects. The Company holds no long-term debt and has working capital of $34.8 million. It has no hedging contracts for gold.

Louis Dionne
President
_____________________________________

1 SOQUEM INC. is a wholly-owned subsidiary of SGF Minéral Inc., a subsidiary of the Société générale de financement du Québec ("SGF"). The mission of the SGF, as an industrial and financial holding company, is to carry out economic development projects, especially in the industrial sector, in cooperation with partners and in accordance with accepted requirements for profitability that comply with the economic development policy of the Government of Quebec.

National Instrument 43-101

The drilling program is being monitored by qualified geologists, as defined by National Instrument 43-101, under the supervision of Mr. Jules Riopel, Principal-Exploration Geologist, who are employed by Richmont Mines. The assay samples came from core halves of BQ diameter and varying in length from 1 to 5 feet. They were sent to the Techni-Lab S.G.B. Abitibi Inc. laboratory. The samples were analyzed by using the fire assay technique with an atomic absorption finish on 30 grams of material. The coarse rejects and pulp residues were also collected and sent to the ALS Chemex Chimitec laboratory in Val-d'Or for a second analysis.

Disclosure re garding forward-looking statements

This report to the shareholders contains forward-looking statements that include risks and uncertainties. The factors that could cause actual results to differ materially from those indicated in such forward-looking statements include changes in the prevailing price of gold, the Canadian-US exchange rate, grade of ore mined and unforeseen difficulties in mining operations that could affect revenues and production costs. Other factors such as uncertainties regarding government regulations could also affect the results. Other risks may be detailed from time to time in Richmont Mines Inc.'s periodic reports.

FINANCIAL DATA
	Three-month period		Nine-month period
	ended September 30		ended September 30
(CAN$)	2003	2002	2003	2002

Revenues	11,877,970	17,322,004	37,110,376	38,171,691
Net earnings	1,191,709	4,286,089	3,075,726	7,669,683
Net earnings per share	0.07	0.28	0.19	0.50
Cash flow from operations before net change in
non-cash working capital	2,543,721	6,541,493	6,929,890	12,782,789
Cash flow from operations before net change in
non-cash working capital per share	0.16	0.42	0.44	0.84
Average selling price of gold per ounce	US$367	US$311	US$354	US$308
Weighted average number of common shares
outstanding	15,920,080	15,441,876	15,902,711	15,248,223

(CAN$)	September 30, 2003		December 31, 2002

Working capital		34,759,516		29,775,077

PRODUCTION AND SALES DATA
	Three-month period ended September 30
		Ounces of gold		Cash cost
	Year	Production	Sales	(per ounce sold)
Hammerdown	2003	10,718	8,716	US$240
	2002	13,477	13,003	US$144
Beaufor	2003	12,827	12,804	US$225
	2002	21,126	21,406	US$139
Total	2003	23,545	21,520	US$231
	2002	34,603	34,409	US$141

	Nine-month period ended September 30
		Ounces of gold		Cash cost
	Year	Production	Sales	(per ounce sold)
Hammerdown	2003	29,661	28,496	US$224
	2002	38,409	36,262	US$153
Beaufor	2003	40,175	40,010	US$231
	2002	45,637	40,271	US$152
Total	2003	69,836	68,506	US$228
	2002	84,046	76,533	US$152
	2002 average exchange rate: US$1 = CAN$1.57
	2003 estimated exchange rate: US$1 = CAN$1.43

RICHMONT MINES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)	(In Canadian dollars)
	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002
	$	$	$	$
REVENUES
Precious metals	11,291,650	16,799,411	34,689,772	36,961,523
Other revenues	586,320	522,593	2,420,604	1,210,168

	11,877,970	17,322,004	37,110,376	38,171,691

EXPENSES
Operating costs	6,913,953	7,356,990	21,732,647	17,902,139
Royalties	198,380	209,136	633,943	430,243
Administration	489,289	487,755	1,732,593	1,416,291
Exploration and evaluation of projects (note 2)	977,341	1,085,580	4,063,204	2,146,970
Provision for site restoration costs	-	-	-	100,000
Depreciation and depletion	1,104,542	2,081,683	3,484,330	4,918,828

	9,683,505	11,221,144	31,646,717	26,914,471

EARNINGS BEFORE OTHER ITEMS	2,194,465	6,100,860	5,463,659	11,257,220

MINING AND INCOME TAXES	778,286	1,814,771	1,640,799	3,587,537

	1,416,179	4,286,089	3,882,860	7,669,683

MINORITY INTEREST	224,470	-	747,134	-

NET EARNINGS	1,191,709	4,286,089	3,075,726	7,669,683

NET EARNINGS PER SHARE
Basic	0.07	0.28	0.19	0.50
Diuted	0.07	0.27	0.19	0.49

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	15,920,080	15,441,876	15,902,711	15,248,223

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(Unaudited)		(In Canadian dollars)
	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002
	$	$	$	$

BALANCE, BEGINNING OF PERIOD	11,360,547	3,774,306	9,476,530	390,712

Net earnings	1,191,709	4,286,089	3,075,726	7,669,683
Redemption of shares	(264,408)	-	(264,408)	-

BALANCE, END OF PERIOD	12,287,848	8,060,395	12,287,848	8,060,395

RICHMONT MINES INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)	(In Canadian dollars)
	September 30,	December 31,
	2003	2002
	$	$
		Audited

ASSETS

CURRENT ASSETS
Cash and cash equivalents	31,687,686	19,473,235
Short-term investments (note 3)	1,000,000	11,505,685
Accounts receivable	1,455,301	1,956,412
Inventories (note 4)	3,903,367	2,936,467

	38,046,354	35,871,799

SECURITY DEPOSITS	1,267,061	-

PROPERTY, PLANT AND EQUIPMENT	7,131,210	9,404,345

FUTURE MINING AND INCOME TAXES	757,193	-

	47,201,818	45,276,144

LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued charges	3,166,828	3,345,916
Mining and income taxes payable	120,010	2,750,806

	3,286,838	6,096,722

PROVISION FOR SITE RESTORATION COSTS	2,776,000	2,776,000

MINORITY INTEREST	747,134	-

FUTURE MINING AND INCOME TAXES	379,893	-

	7,189,865	8,872,722

SHAREHOLDERS' EQUITY

Capital stock (note 5)	27,724,105	26,926,892
Retained earnings	12,287,848	9,476,530

	40,011,953	36,403,422

Commitments (note 6)
Contingency (note 7)

	47,201,818	45,276,144

RICHMONT MINES INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)		(In Canadian dollars)
	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002
	$	$	$	$

CASH FLOW FROM OPERATIONS
Net earnings	1,191,709	4,286,089	3,075,726	7,669,683
Adjustments for:
Depreciation and depletion	1,104,542	2,081,683	3,484,330	4,918,828
Stock-based compensation to non-employees	-	62,200	-	62,200
Write-down of short-term investments	-	210,221	-	210,221
Minority interest	224,470	-	747,134	-
Future mining and income taxes	23,000	(98,700)	(377,300)	(78,143)

	2,543,721	6,541,493	6,929,890	12,782,789

Net change in non-cash working capital	1,075,740	1,865,984	(3,275,674)	(1,078,539)

	3,619,461	8,407,477	3,654,216	11,704,250

CASH FLOW FROM (USED IN)
INVESTMENTS
Short-term investments	7,571,648	(6,930,639)	10,505,686	(11,856,633)
Security deposits	(1,267,061)	-	(1,267,061)	-
Beaufor Mine	(242,170)	(315,022)	(909,894)	(731,426)
Hammerdown Mine	-	(22,715)	-	(62,854)
Other investments	(89,570)	(48,273)	(301,301)	(351,142)

	5,972,847	(7,316,649)	8,027,430	(13,002,055)

CASH FLOW FROM (USED IN)
FINANCING ACTIVITIES
Issue of common shares	264,040	288,550	950,320	1,148,855
Redemption of common shares	(417,515)	-	(417,515)	-

	(153,475)	288,550	532,805	1,148,855

Net increase (decrease) in cash and
cash equivalents	9,438,833	1,379,378	12,214,451	(148,950)

Cash and cash equivalents, beginning of period	22,248,853	14,077,449	19,473,235	15,605,777

Cash and cash equivalents, end of period	31,687,686	15,456,827	31,687,686	15,456,827

Cash and cash equivalents comprise cash and short-term investments with original maturity dated of less than three months.

RICHMONT MINES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine -month period ended September 30, 2003 and 2002
(Unaudited)

Richmont Mines Inc. (the "Company"), incorporated under Part 1A of the Quebec Companies Act, is engaged in mining, exploration and development of mining properties, principally gold.

1.      SIGNIFICANT ACCOUNTING POLICIES

These interim financial statements follow the same accounting policies and methods of their application as the most recent annual financial statements. Accordingly, these interim financial statements should be read in conjunction with the most recent annual financial statements.

2.      EXPLORATION AND EVALUATION OF PROJECTS

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002
	$	$	$	$

Francoeur Mine	101,540	646,612	1,760,683	1,334,926
Hammerdown Mine	162,121	66,007	539,980	203,741
Beaufor Mine	338,918	313,050	911,496	468,860
Wasamac property	180,414	-	538,012	-
Evaluation of projects	194,348	59,911	313,033	139,443

	977,341	1,085,580	4,063,204	2,146,970

3.       SHORT-TERM INVESTMENTS

Short-term investments include investments in shares of publicly-traded companies and short-term investments with an original term of more then three months, but no longer than one year. The fair market value is $1,020,000 ($11,597,944 in 2002).

4.        INVENTORIES

	September 30,	December 31,
	2003	2002
	$	$
		Audited

Precious metals	1,361,566	910,769
Ore	1,116,772	881,355
Supply	1,425,029	1,144,343

	3,903,367	2,936,467

5.       CAPITAL STOCK

Authorized: Unlimited number of common shares, no par value

	September 30, 2003		December 31, 2002
	Number	Amount	Number	Amount
	of shares	$	of shares	$
			Audited

Issued and paid: Common shares

Balance, beginning	15,747,300	26,926,892	15,051,200	24,969,437
Issue of shares a)	300,900	950,320	696,100	1,770,855
Redemption of shares b)	(88,500)	(153,107)
Stock-based compensation
to non-employees c)	-	-	-	186,600

Balance, end	15,959,700	27,724,105	15,747,300	26,926,892

a)       Issue of shares:

During the nine-month period ended September 30, 2003, the Company issued, through the exercise of stock options, 300,900 common shares for a cash consideration of $950,320. In 2002, the Company issued 696,100 common shares for a cash consideration of $1,770,855.

b)       Redemption of shares

During the period, the Company redeemed 88,500 common shares for $417,515 in cash. Those transactions have reduced retained earnings by $264,408.

c)       Stock Option Purchase Plan:

The Company offers a Stock Option Purchase Plan under which options to acquire common shares may be granted to its directors, officers, employees and non-employees. According to this plan, established in 1995 and amended in 1997, in 2002 and in 2003, the Company may grant options for up to 3,500,000 common shares. The exercise price of each option is the market price of the Company's stock on the date of grant and the maximum term of the granted options is 10 years.

A summary of the status, as of September 30, 2003 and December 31, 2002, of the Company's Stock Option Purchase Plan, and changes during the period and the year then ended, is presented below.

	September 30, 2003		December 31, 2002
		Weighted		Weighted
		average		average
	Number	exercise price	Number	exercise price
	of options	$	of options	$
			Audited

Options outstanding, beginning	1,903,900	3.53	1,520,000	2.94
Granted	155,000	4.87	1,295,000	4.06
Exercised	(220,900)	2.42	(676,100)	2.47
Cancelled or expired	(12,500)	2.28	(235,000)	5.71

Options outstanding, end	1,825,500	3.79	1,903,900	3.53

Exercisable options, end	1,515,500	3.63	1,647,900	3.46

The following table summarizes information about the Stock Options Plan outstanding at September 30, 2003:

				Exercisable options at
	Options outstanding at September 30, 2003			September 30, 2003
		Weighted average	Weighted		Weighted
		remaining	average		average exercise
Exercise	Number of	contractual life	exercise price	Number	price
prices	options	(years)	$	of options	$

$1.65 to $1.92	397,500	2.4	1.74	397,500	1.74
$2.00 to $2.50	68,000	2.1	2.24	53,000	2.23
$3.10 to $3.93	310,000	1.7	3.62	280,000	3.60
$4.25 to $5.50	1,050,000	4.2	4.71	785,000	4.70

	1,825,500	3.3	3.79	1,515,500	3.63

During the nine-month period ended September 30, 2003, the Company granted 155,000 (475,000 on September 30, 2002) stock options to senior executives and management. The fair value of each option granted was determined using the Black & Scholes option pricing model. At the date of the grant, this weighted average fair value of stock options granted was $2.41 ($1.18 on September 30, 2002). The following weighted average assumptions were used in these calculations:

	September 30,	September 30,
	2003	2002

Risk-free interest rate	4.0%	4.5%
Expected life	4 years	4 years
Expected volatility	60%	45%
Expected dividend yield	0.0%	0.0%

The Company has elected to account for its stock options by measuring compensation cost using the settlement-value method. If the stock options had been accounted during the vesting period based on the fair-value method, pro forma net earnings and pro forma net earnings per share would have been as follows:

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002
	$	$	$	$

Net earnings
As reported	1,191,709	4,286,089	3,075,726	7,669,683
Pro forma	1,072,003	4,224,084	2,774,468	7,295,191

Net earnings per share
As reported	0.07	0.28	0.19	0.50
Pro forma	0.07	0.27	0.17	0.48

Net earnings per share diluted
As reported	0.07	0.27	0.19	0.49
Pro forma	0.07	0.26	0.17	0.46

d)       Other stock purchase options:

	September 30, 2003		December 31, 2002
		Weighted		Weighted
		average		Average
	Number	exercise price	Number	exercise price
	of options	$	of options	$
			Audited

Options outstanding, beginning	180,000	3.42	200,000	3.60
Exercised	(80,000)	5.20	(20,000)	5.20

Options outstanding, end
and exercisable	100,000	2.00	180,000	3.42

As at September 30, 2003, the other 100,000 stock options had exercise prices of $2.00 and a weighted average remaining life of 1.5 years.

6.       COMMITMENTS

The Company is subject to pay royalties on the production of the Hammerdown and Beaufor mines and on that of other properties if they are brought into commercial production.

The Company has secured its site restoration obligations by deposit certificate of $1,267,061.

7.       CONTINGENCY

The Company received a government assistance between August 1, 2001 and August 31, 2003 this assistance may become payable under conditions specified in an agreement with the Quebec Ministry of Natural Resources. It is not currently possible to determine the amount of such a repayment, if any, and, accordingly, no provision has been recorded in these financial statements. Government assistance recorded in earnings or as a reduction of the cost of property, plant and equipment resulting from this agreement, signed in July 2001, amounts to $2,125,756 and $574,244 respectively.

8.       INFORMATION BY SEGMENT

The Company operates gold mines at different sites in Quebec and Newfoundland. These sites are managed separately given their different locations. The Company assesses the performance of each segment based on earnings (loss) before other items.

	Three months ended September 30, 2003
			Corporate
	Quebec	Newfoundland	and other	Total
	$	$	$	$

Revenues	7,002,685	4,539,946	335,339	11,877,970

Mining operation and other expenses	4,169,747	2,988,645	443,230	7,601,622
Exploration and evaluation of projects	338,918	162,121	476,302	977,341
Depreciation and depletion	209,272	871,618	23,652	1,104,542

Earnings (loss) before other items	2,284,748	517,562	(607,845)	2,194,465

Acquisition of property,
plant and equipment	303,520	-	28,220	331,740

Current assets	5,558,796	1,700,182	30,787,376	38,046,354
Security deposits	9,800	30,000	1,227,261	1,267,061
Property, plant and equipment	3,435,930	3,064,054	631,226	7,131,210
Future mining and income taxes	265,409	-	491,784	757,193

Total assets	9,269,935	4,794,236	33,137,647	47,201,818

	Three months ended September 30, 2002
			Corporate
	Quebec	Newfoundland	and other	Total
	$	$	$	$

Revenues	10,875,040	6,279,844	167,120	17,322,004

Mining operation and other expenses	4,676,104	2,917,451	460,326	8,053,881
Exploration and evaluation of projects	313,203	66,007	706,370	1,085,580
Depreciation and depletion	763,675	1,300,343	17,665	2,081,683

Earnings (loss) before other items	5,122,058	1,996,043	(1,017,241)	6,100,860

Acquisition of property,
plant and equipment	324,596	22,715	38,699	386,010

December 31, 2002 (audited)
Current assets	3,970,083	1,554,770	30,346,946	35,871,799
Property, plant and equipment	2,829,231	5,913,645	661,469	9,404,345

Total assets	6,799,314	7,468,415	31,008,415	45,276,144

	Nine months ended September 30, 2003
			Corporate
	Quebec	Newfoundland	and other	Total
	$	$	$	$

Revenues	21,454,154	14,431,274	1,224,948	37,110,376

Mining operation and other expenses	13,332,640	9,160,885	1,605,658	24,099,183
Exploration and evaluation of projects	912,621	539,980	2,610,603	4,063,204
Depreciation and depletion	564,903	2,849,591	69,836	3,484,330

Earnings (loss) before other items	6,643,990	1,880,818	(3,061,149)	5,463,659

Acquisition of property,
plant and equipment	1,171,601	-	39,594	1,211,195

Current assets	5,558,796	1,700,182	30,787,376	38,046,354
Security deposits	9,800	30,000	1,227,261	1,267,061
Property, plant and equipment	3,435,930	3,064,054	631,226	7,131,210
Future mining and income taxes	265,409	-	491,784	757,193

Total assets	9,269,935	4,794,236	33,137,647	47,201,818

	Nine months ended September 30, 2002
			Corporate
	Quebec	Newfoundland	and other	Total
	$	$	$	$

Revenues	20,508,901	17,353,552	309,238	38,171,691

Mining operation and other expenses	9,824,973	8,707,655	1,316,045	19,848,673
Exploration and evaluation of projects	469,014	203,741	1,474,215	2,146,970
Depreciation and depletion	1,902,924	2,962,909	52,995	4,918,828

Earnings (loss) before other items	8,311,990	5,479,247	(2,534,017)	11,257,220

Acquisition of property,
plant and equipment	1,043,869	62,854	38,699	1,145,422

December 31, 2002 (audited)
Current assets	3,970,083	1,554,770	30,346,946	35,871,799
Property, plant and equipment	2,829,231	5,913,645	661,469	9,404,345

Total assets	6,799,314	7,468,415	31,008,415	45,276,144